Exhibit 10.21.2

Date:        November 25, 2014

To:	Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707

Attention:	Dominick Agron
VP and Treasurer
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707

Facsimile:	(914) 847-1555

From:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198

Re:	Second Amendment of the Warrant Transaction between Goldman, Sachs & Co. and Regeneron Pharmaceuticals, Inc.

Dear Sir/Madam:

Goldman, Sachs & Co. (“GS&Co.”) and Regeneron Pharmaceuticals, Inc. (“Issuer”) are parties to a warrant transaction evidenced by the Master Terms and Conditions for Base Warrants Issued by Regeneron Pharmaceuticals, Inc. dated as of October 18, 2011, supplemented by the written confirmation dated as of October 18, 2011 (the “Confirmation”). Terms used herein but are not otherwise defined shall have meanings assigned to them in the Confirmation.

Upon the effectiveness of this Amendment as set forth in Paragraph 1 below, all references in the Confirmation to the “Number of Warrants” will be deemed to be to the Number of Warrants as amended hereby and all references in the Confirmation to the “Transaction” will be deemed to be to the Transaction as amended hereby.

1. Amendments. Effective upon payment of the Amendment Payment on the Payment Date (as defined below), the Number of Warrants for each Component of the Transaction shall be reduced by 1/80th of the Applicable Number of Warrants (as defined below), with each such Number of Warrants rounded up to the nearest whole number, except that the Number of Warrants for the Component with the latest Expiration Date shall be reduced by the aggregate number resulting from such rounding.

2. Amendment Payment. In consideration of the amendment of the Transaction, Issuer agrees to pay to GS&Co. on the Payment Date an amount in USD (the “Amendment Payment”) equal to the product of the Applicable Number of Warrants and the Amendment Payment Amount per Warrant (each as defined below); provided that the Amendment Payment shall not exceed the Maximum Amendment Payment Amount (as defined below).

Applicable Number of Warrants:
To be in the aggregate a number of Warrants as determined by GS&Co. with respect to which GS&Co. has closed out its Hedge Positions during the Unwind Period (as defined below); provided that the Applicable Number of Warrants shall not exceed the Maximum Number of Warrants (as defined below).

Maximum Number of Warrants:	493,229

Amendment Payment Amount

per Warrant:	As set forth in Annex A, to be the amount specified for the relevant Unwind Period Price.
Maximum Amendment

Payment Amount:	USD $148,500,000.

Payment Date:	The third Currency Business Day following the last day of the Unwind Period.

Unwind Period:	A number of Scheduled Trading Days selected by GS&Co. in its sole discretion, beginning on the Scheduled Trading Day immediately following the date hereof, and ending no later than February 12, 2015.

Unwind Period Price:
The volume-weighted average of the per Share prices at which GS&Co. purchases Shares in order to close out its Hedge Positions in respect of the Applicable Number of Warrants during the Unwind Period; provided that GS&Co. shall not effect any such purchases at a price per Share in excess of the Limit Price.

Limit Price:	USD $397.75 per Share.

3. Representations and Warranties.

(a)     Each party represents to the other party that:

(i)    It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.

(ii)    It has the power to execute this Amendment and any other documentation relating to this Amendment to which it is a party, to deliver this Amendment and any other documentation relating to this Amendment that it is required by this Amendment to deliver and to perform its obligations under this Amendment and has taken all necessary action to authorize such execution, delivery and performance.

(iii)    Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(iv)    All governmental and other consents that are required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(v)    Its obligations under this Amendment constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)     Issuer represents and warrants to and for the benefit of GS&Co. as follows:

(i)    (A) On the date hereof, Issuer is not aware of any material non-public information regarding Issuer or the Shares and (B) its most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)    On the date hereof and on the Payment Date, (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(iii)    Issuer acknowledges its responsibilities under applicable federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act, in relation to the Transaction and its amendment.

(iv)    Issuer is entering into this Amendment in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Issuer acknowledges that it is the intent of the parties that this Amendment comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and this Amendment shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(v)    Issuer will not seek to control or influence GS&Co.’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) of Shares during the Unwind Period, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Issuer represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Amendment under Rule 10b5-1.

(vi)    Issuer acknowledges and agrees that any amendment, modification, waiver or termination of this Amendment must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and no such amendment, modification or waiver shall be made at any time at which Issuer is aware of any material non-public information regarding Issuer or the Shares.

4. Covenants of Issuer during Unwind Period. Issuer agrees with GS&Co. that during the Unwind Period that:

(a)    the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M until the second Exchange Business Day immediately following the Unwind Period;

(b)    neither Issuer nor any “affiliated purchaser” (as defined in Rule 10b-18) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares; provided that, for the avoidance of doubt, (i) for purposes of this Section 4(b) “affiliated purchaser” shall not include Sanofi or any of its directly or indirectly wholly owned subsidiaries; and (ii) this Section 4(b) shall not preclude Issuer from receiving (or retaining) any Shares in payment of the option exercise price or receiving (or retaining) any Shares in respect of tax withholding or other similar tax obligation in connection with the exercise, vesting or delivery of any awards granted under Issuer’s equity incentive award plans;

(c)    it (A) will not make any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; and (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify GS&Co. following any such announcement that such announcement has been made.

5. GS&Co. Activities during Unwind Period.

(a)    GS&Co. agrees with Issuer that during the Unwind Period, GS&Co. shall use commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond GS&Co.’s control.

(b)    GS&Co. and Issuer agree and acknowledge that any transactions with respect to the Shares (including, without limitation, any hedging transactions) entered into by GS&Co. during the Unwind Period are entered into for GS&Co.’s own account and on its own behalf and not for the account of, or on behalf of, Issuer.

6. No Additional Amendments or Waivers. Except as amended hereby, all the terms of the Transaction and provisions in the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

7. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

8. Governing Law. The provisions of this Amendment shall be governed by the New York law (without reference to choice of law doctrine).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it in the manner indicated in the attached cover letter.
GOLDMAN, SACHS & CO.

By: /s/ Daniela A. Rouse
Name:     Daniela A. Rouse
Title:     Vice President

Agreed and Accepted By:

REGENERON PHARMACEUTICALS, INC.

By: /s/ Dominick Agron
Name: Dominick Agron
Title: Vice President & Treasurer

Annex A

Unwind Period Price	Amendment Payment Amount per Warrant
$370.00	$273.46
$375.00	$278.44
$380.00	$283.43
$385.00	$288.41
$390.00	$293.40
$395.00	$298.38
$397.75	$301.07

For an Unwind Period Price falling between the amounts appearing in such column, the Amendment Payment Amount per Warrant will be calculated by GS&Co. using linear interpolation. If the Amendment Payment Amount per Warrant is otherwise not determinable pursuant to the foregoing because the Unwind Period Price is less than the lowest Unwind Period Price set forth above, the Amendment Payment Amount per Warrant will be determined by GS&Co. by linear extrapolation based on the two lowest Unwind Period Prices set forth above. If the Amendment Payment Amount per Warrant is otherwise not determinable pursuant to the foregoing because the Unwind Period Price is greater than the highest Unwind Period Price set forth above, the Amendment Payment Amount per Warrant will be determined by GS&Co. by linear extrapolation based on the two highest Unwind Period Prices set forth above.